Exhibit 99.1

Contact:  Frederick J. Plaeger II

(713) 624-9500


FOR IMMEDIATE RELEASE


              BURLINGTON RESOURCES TO ACQUIRE POCO PETROLEUMS

                  IN TRANSACTION VALUED AT US$2.5 BILLION

     -- Transaction Will Enhance BR's Position as the Leading Independent
          Exploration and Production Company, Establish It as One of
              Top Four Natural Gas Producers in North America --

   -- Addition of Major New Presence in Western Canada Will Create Combined
         Enterprise with Proved Reserves of Approximately 10 TCFE --

      -- Transaction Expected to Be Immediately Accretive to Earnings, Cash Flow and Net Asset Value Per Share --


          HOUSTON, TEXAS and CALGARY, ALBERTA, August 16, 1999 - Burlington Resources Inc. (NYSE: BR) ("BR"), of Houston, and Poco Petroleums Ltd. (TSE and ME: POC) ("Poco"), of Calgary, today announced that they have agreed to combine their businesses through BR's acquiring all common shares of Poco. The US$2.5 billion (C$3.7 billion) transaction will enhance BR's position as the leading independent exploration and production company.

          Under the terms of the definitive agreement, Poco shareholders will receive BR common equivalent shares ("Exchangeable Shares") based on a fixed exchange ratio of 0.250 Exchangeable Shares for each Poco share held. Based on BR's closing stock price on Monday, August 16, the exchange ratio represents an implied price of approximately C$16.78 (US$11.33) per Poco share. Given the 157 million Poco shares on a fully diluted basis, and the assumption by BR of approximately US$750 million (C$1.1 billion) of Poco debt, the transaction has a total value of approximately US$2.5 billion (C$3.7 billion). The agreement was unanimously approved by the Boards of Directors of both companies, and the directors and officers of Poco have agreed to vote their shares in favor of the transaction.

          The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. It is anticipated that, excluding the impact of any one-time transaction-related charges, the transaction will be immediately accretive to earnings, cash flow and net asset value per share in 1999 and beyond. The parties expect to complete the transaction by year-end.

          The combined company will be the fourth-largest natural gas producer in North America and the largest among independent E&P companies. Stated on a basis consistent with BR's current reporting practices, the two companies on a combined basis had total worldwide reserves of 9.9 trillion cubic feet equivalent as of December 31, 1998. Combined 1998 worldwide gas production was 2.1 billion cubic feet per day, oil production was approximately 106 thousand barrels per day; the total net worldwide acreage position was 21.4 million acres, with 3.6 million acres in Canada; and operating cash flow was approximately US$1.1 billion (C$1.6 billion). On August 16, 1999, equity market capitalization was about US$9.9 billion (C$14.6 billion). The combined company's global asset base, financial resources, opportunity mix and technical talent will further strengthen BR's leadership position among independent E&P companies worldwide, with a premier position in North America.

          Bobby S. Shackouls, Chairman, President and Chief Executive Officer of Burlington Resources, said: "The transaction fits perfectly with BR's overriding mission to create value for our shareholders on a per share basis. Establishing a major presence in Canada enhances our position as a dominant independent E&P company with a strong North American natural gas focus. Poco Petroleums is an excellent partner to enable us to achieve that objective. Under the leadership of Craig Stewart and his colleagues, Poco has assembled an outstanding set of assets and operational skills that complement our own, and has built an organization that shares our obsession with value creation and entrepreneurial culture.

          "The addition of Poco's 3.1 million acres of undeveloped leasehold to our quality fee mineral and acreage positions will significantly enhance our inventory of high-potential exploration inventory. The combined company will be financially strong, with long-term debt comprising approximately 42% of the book capitalization of the company. BR, with Poco as its partner in Canada, will be better positioned than at any time in its history to continue the implementation of our aggressive, global, value-oriented capital program. In short, Poco is an ideal company to be BR's growth platform in Canada, and to build value for the shareholders of the combined enterprise," Mr. Shackouls said.

          Craig W. Stewart, President and Chief Executive Officer of Poco Petroleums, said: "Poco recognized a number of years ago that the traditional discount that Canadian gas was trading for relative to prices in the United States would disappear. We also believed strongly that prices would rise in North America as a whole, and positioned our production base towards natural gas. Importantly, we also invested heavily in land and seismic, allowing us to pursue a large ongoing natural gas-directed exploration program. By joining forces with Burlington Resources, the pre-eminent `super-independent' E&P company, we will become a major part of a combined enterprise with the size and scope, operating skills and financial resources to more aggressively pursue the growth opportunities we have both identified in Canada, the United States and around the globe. In reviewing a broad range of strategic opportunities over the past several months, it became increasingly obvious that the business combination of Poco Petroleums and Burlington Resources made compelling sense strategically, operationally and financially. As such, this merger creates tremendous upside potential for all Poco shareholders, both now and going forward."

          Mr. Shackouls noted that BR currently has no assets north of the U.S.-Canadian border and that there is virtually no overlap between the two companies' operations. Accordingly, it is currently anticipated that substantially all management, staff and operational employees of Poco will become part of the combined enterprise, which will continue to have a major presence in Calgary.

          The Exchangeable Shares will have the same voting rights, dividend entitlements and other attributes of BR common shares, and will be exchangeable, at each shareholder's option, for BR common shares.

          Completion of the transaction is subject to approval by the shareholders of both companies, as well as closing conditions and other regulatory and government approvals. The combination agreement also contains customary non-solicitation provisions and substantial termination fees.

          BR was advised by Morgan Stanley Dean Witter with regard to the transaction and Poco was advised by RBC Dominion Securities.

          Poco Petroleums Ltd. is a top independent oil and gas exploration and development company operating in Western Canada. Poco pursues high impact, deep natural gas exploration in its Northern Region and liquids-rich natural gas in its Western Region. The smaller Eastern Region is in harvest mode.

          Burlington Resources is engaged in exploring for, developing, producing and marketing oil and gas. The Company conducts activities in several strategic areas, domestically and internationally, including the San Juan Basin of New Mexico, the Mid Continent area of the United States, including the Rocky Mountains, the deepwater province of the Gulf of Mexico, the East Irish Sea, the North Sea, North Africa and Latin America. BR ranks first among U.S. independent oil and gas companies in terms of proved U.S. reserves.

          Information on Forward-Looking Statements
          -----------------------------------------

          This press release contains projections and other forward-looking statements within the meaning of section 21E of the Securities and Exchange Act of 1934. These projections and statements reflect the two companies' current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in BR's periodic reports filed with the Securities and Exchange Commission.

                                    # # #

Contacts:   Burlington Resources
            --------------------
            Investors:
            John Carrara
             (713) 624-9548
            Clay Jeansonne
             (713) 624-9354
            Jeff Monte
             (713) 624-9384

            Media:
            Roy Winnick or Mark Semer
            Kekst and Company
             (212) 521-4842 or 4802

            Poco Petroleums
            ---------------
            John Ferguson
            (403) 260-8059